UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    Commission File Number 001-02725

                           Hein-Werner Corporation
           (Exact name of registrant as specified in its charter)

               2120 Pewaukee Road, Waukesha, Wisconsin  53188
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $1.00 per share
          (Title of each class of securities covered by this Form)

                                    None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i) (X)                        Rule 12h-3(b)(1)(i) (X)
 Rule 12g-4(a)(1)(ii)( )                        Rule 12h-3(b)(1)(ii)( )
 Rule 12g-4(a)(2)(i) ( )                        Rule 12h-3(b)(2)(i) ( )
 Rule 12g-4(a)(2)(ii) ( )                       Rule 12h-3(b)(2)(ii)( )
                                                Rule 15d-6  ( )

   Approximate number of holders as of the certification or notice date:
                          One

   Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Hein-Werner Corporation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 Date: July 22, 1998                By: /s/ Joseph L. Dindorf
                                        _____________________________
                                       Name:  Joseph L. Dindorf
                                       Title: President and Chief Executive
                                              Officer